UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 14, 2005

Dana Corporation

(Exact name of registrant as specified in its charter)

Virginia	1-1063	34-4361040

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

4500 Dorr Street, Toledo, Ohio	43615

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (419) 535-4500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     On June 14, 2005, the Compensation Committee of the Board of Directors of Dana Corporation (Dana) approved a Separation Agreement, General Release and Covenant Not to Sue (the Separation Agreement) between Dana and James M. Laisure, formerly the President of Dana’s Automotive Systems Group. The material terms of the Separation Agreement are described below and the text is filed herewith as Exhibit 99.1.

     Pursuant to the Separation Agreement, Mr. Laisure ceased to be an active employee of Dana on April 12, 2005, and will retire at the end of April 2006 following a twelve-month separation period. During this period, he will receive separation pay equal to twelve months of his annual base salary ($465,000) , payable in ten equal installments through the end of February 2006, and his annual target bonus (60% of such base salary), payable in a lump sum prior to March 15, 2006. If he has not found suitable work during this twelve-month separation period, it will be extended for up to six months and he will continue to receive his base salary during the extension. If the separation period is extended, Mr. Laisure’s retirement will be delayed until the end of the extension. During the entire separation period, he will continue to receive health care and life insurance coverage under Dana’s group benefit plans and to accrue credited service for pension purposes under Dana’s applicable plans.

     Under the Separation Agreement, Mr. Laisure will be eligible to receive an additional payment in 2006 equal to any earned bonus for 2005 that would have been payable to him under Dana’s Additional Compensation Plan had he continued in active employment with Dana through the end of the year, calculated on a pro-rata basis through April 30, 2005.

     The Separation Agreement provides that Mr. Laisure will vest in a pro-rata portion of his restricted stock awards, based on the number of full months in the vesting period that have elapsed through the end of the separation period, and he will be entitled to exercise stock options granted to him prior to December 31, 2004, for a five-year period starting May 1, 2005, unless any specific option expires sooner. Options granted to him after January 1, 2005, will continue to vest through the end of the separation period and he may exercise such vested options through the end of that period. The performance share awards granted to Mr. Laisure under Dana’s Amended and Restated Stock Incentive Plan will vest on a pro-rata basis upon his retirement, in accordance with the terms of the awards and the plan.

     Under the Separation Agreement, Mr. Laisure has agreed to certain confidentiality, non-disclosure, non-competition and non-solicitation obligations and to provide certain assistance to Dana’s management during the separation period upon request.

Item 1.02. Termination of a Material Definitive Agreement.

     The Separation Agreement described in Item 1.01 supersedes and cancels the Change of Control Agreement (the COC Agreement) between Dana and Mr. Laisure dated December 8, 2003. The material terms of the COC Agreement are described below. A form of the COC Agreement was filed with the Securities and Exchange Commission as Exhibit 10-F(1) to Dana’s Form 10-K for the fiscal year ended December 31, 2003.

     Mr. Laisure’s COC Agreement would have become operative in the event of a change of control of Dana (as defined therein) while he was in the employ of the company. In that event, under the COC Agreement he would have continued to receive not less than his total compensation in effect at such time and to participate in Dana’s executive incentive plans with at least the same reward opportunities and with perquisites, fringe benefits and service credits for benefits at least equal to those provided to him prior to that time. After the change of control, if he were terminated by Dana without cause or terminated his employment for good reason (both as defined in the COC Agreement), he would have been entitled to receive a lump sum payment equal in amount to the lesser of three years of compensation (for this purpose, his base salary plus the greater of his highest annual bonus over the three preceding years or his target annual bonus as of the date of termination) or the compensation he would have received before he reached the age of 65. He would also have been entitled to continue his participation under Dana’s employee benefit plans and programs for three years, unless benefit coverage was provided by another employer. Under the COC Agreement, Mr. Laisure agreed to certain confidentiality and non-competition obligations.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits

99.1	Separation Agreement, General Release and Covenant Not to Sue between Dana Corporation and James Michael Laisure

Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dana Corporation
(Registrant)

Date: June 20, 2005	By:	/s/ Michael L. DeBacker

	Name:	Michael L. DeBacker
	Title:	Vice President, General Counsel and Secretary

Exhibit Index

99.1	Separation Agreement, General Release and Covenant Not to Sue between Dana Corporation and James Michael Laisure

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